FIRST AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT (this “Amendment”), dated as of December 23, 2013, (and for all other purposes, the Effective Date shall remain July 30, 2013) is made between Cerner Property Development, Inc., a Delaware corporation, its successors and assigns (“Purchaser”), and Trails Properties II, Inc., a Missouri corporation (“Seller”).

WHEREAS, the Parties previously entered into a certain Real Estate Purchase Agreement dated July 30, 2013 (the “Agreement”) regarding the purchase and sale of certain real property as described therein.

WHEREAS, the Parties desire to enter into this Amendment for the purposes stated herein.

WHEREAS, capitalized terms not otherwise defined or redefined herein shall have the same meaning as provided in the Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Seller’s Land. The real property legally described on Exhibit A of this Amendment shall be added to Exhibit A-1 of the Agreement, in addition to all other real property currently described in Exhibit A-1.

2. Purchaser Tax Increment Financing Approvals. The Parties acknowledge that Purchaser has had secured tax increment financing approvals that will be used in place of the TIF Plan. Accordingly, Section 5.1(s) and Section 6.1(h) shall each be deleted in their entirety and replaced with “Intentionally Deleted.”

3. Demolition Work. The Parties acknowledge that certain tenancies affecting the Seller’s Land will delay the completion of portions of the Demolition Work beyond the date that is sixty (60) days after Closing, and any such instances are hereby deemed “excusable delays” under Section 5.6 of the Agreement. Seller’s obligation to complete the Demolition Work within sixty (60) days after Closing shall be extended to allow Seller ninety (90) days after Seller comes into possession of any portion of the Seller’s Land subject to such tenancies to complete any portion of the Demolition Work related to such portion of the Seller’s Land. The Parties acknowledge that Seller’s contractor for the Demolition Work currently estimates that the costs necessary to complete any Demolition Work that will not be completed as of Closing is (including retainage) Eight Hundred Twenty Eight Thousand Four Hundred Sixty Two Dollars and Ninety Four Cents ($828,462.94), with the components of such estimate set forth on Exhibit B of this Amendment. Accordingly, pursuant to Section 5.6 of the Agreement, Seller shall escrow with the Title Company Two Hundred Percent (200%) of such amount, or One Million Six Hundred Fifty Six Thousand Nine Hundred Twenty Five Dollars and Eighty Eight Cents ($1,656,925.88). Upon the completion of any portion of the Demolition Work and payment in full to Seller’s contractor for such portion of the Demolition Work,

Purchaser and Seller hereby agree to promptly direct the Title Company to release to Seller from such escrow an amount equal to Two Hundred Percent (200%) of the cost of such portion of the Demolition Work. In the event that the cost of completing the Demolition Work exceeds the amount contemplated herein, Seller shall be responsible for any overage necessary to complete the Demolition Work. In the event that Seller fails to complete any portion of the Demolition Work within sixty (60) days of Closing, or within ninety (90) days of coming into the possession of any portion of the Seller’s Land subject to a tenancy as contemplated herein, subject to excusable delays as contemplated in Section 5.6 of the Agreement, the balance of the escrow shall be released to Purchaser, and Seller shall be released from any obligation to the complete the Demolition Work.

4. Existing TIF Plan. Upon request of Purchaser, at Closing or at any time after Closing, Seller agrees to assign, subject to receipt of any consents from the Commission or the City, any and all right, title and interest of Seller to the TIF Plan, including assignment of Seller's designation as the redeveloper under the TIF Plan, and to assist and cooperate with Purchaser to obtain all necessary Commission and City approvals associated therewith. The covenants and agreements set forth in this Section 4 shall survive the Closing.

5. Post-Closing Title Matters. Seller shall utilize commercially reasonable efforts (including expenditure of reasonable legal fees of Seller's counsel) following the Closing to cooperate with Purchaser’s efforts in removing or resolving to Purchaser's reasonable satisfaction the following exception items listed in the Pro Forma Title Insurance Policy No. 619698 issued by the Title Company and attached hereto as Exhibit B to this Amendment: 9, 27, 58, 60 and 297. In the event the Title Company identifies additional substantive and material exception items not included on Exhibit B prior to Closing, Seller shall utilize commercially reasonable efforts (including expenditure of reasonable legal fees of Seller's counsel) following the Closing to cooperate with Purchaser’s efforts in removing or resolving to Purchaser's reasonable satisfaction those additional exception items. In no event shall Seller be required to threaten or undertake litigation or any other similar action as a part of its cooperation with Purchaser’s efforts under this Section. Seller shall not be required to expend any costs pursuant to this Section other than reasonable legal fees of Seller’s counsel, and Seller’s costs in cooperating with Seller’s efforts pursuant to this Section shall not exceed Twenty-Five Thousand Dollars ($25,000.00). Purchase acknowledges that the actions of third-parties over which Seller has no control may be required to address the exceptions contemplated in this Section, and Seller makes no warranty that such exceptions can be remedied. The covenants and agreements set forth in this Section 5 shall survive the Closing.

6. No Modification. Except as specifically modified by this Amendment, each and every other term and condition of the Agreement shall remain unchanged and in full force and effect without modification.

7. Counterparts. For purposes of executing this Amendment, this document signed and transmitted by facsimile machine or telecopier is to be treated as an original document. This Amendment may be executed in one or more counterparts and by each Party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which shall constitute one instrument.

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EXECUTED to be effective as of the date listed above.

SELLER:
TRAILS PROPERTIES II, INC.,
a Missouri corporation
_______________________________
By: ____________________________
Its: _____________________________

PURCHASER:

CERNER PROPERTY DEVELOPMENT, INC.,
a Delaware corporation
_________________________________
By: ______________________________
Its: ______________________________

EXHIBIT A
Real Property to be Added to Legal Description of Seller’s Land
Contained in Exhibit A-1 of Real Estate Purchase Agreement

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EXHIBIT B
Costs of the Demolition Work

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